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Pricing Supplement dated February 4, 1997                    Rule 424(b)(3)
(To Prospectus dated July  8, 1996 and                       File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                  ADVANTA CORP.
                    MEDIUM-TERM NOTES, SERIES D - FIXED RATE

==========================================================================================================
Principal Amount:  $10,000,000                                         Interest Rate: 6.574%
Agent's Discount or Commission:  $30,000                               Stated Maturity Date:  02/07/2000
Net Proceeds to Issuer:  $9,970,000                                    Original Issue Date:  02/07/97
Issue Price: 100%                                                      Trade Date:  02/04/97
==========================================================================================================
Interest Payment Dates:   August 7, 1997 and the                       Cusip No.:  00756QDS4
                          7th day of each February
                          and August thereafter

Day Count Convention:

         [X]     30/360 for the period from 02/07/97  to 02/06/2000

         [ ]     Actual/360 for the period from     to

         [ ]     Actual/Actual for the period from  to

Redemption:

         [X]     The Notes cannot be redeemed prior to the Stated Maturity Date.


         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                 Initial Redemption Percentage:
                 Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         [X]     The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                 Option Repayment Dates:
                 Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                           [ ]    Yes     [X]    No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:


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Form:

         [X]    Book Entry                             [ ]     Certificated

Agent acting in the capacity as indicated below:

         [X]    Agent                                  [ ]     Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]     Other Provisions:  Prudential Securities Incorporated

        [ ]  Salomon Brothers Inc

                 [ ]  Bear, Stearns & Co. Inc.

                            [ ]  CS First Boston

                                         [ ] Donaldson, Lufkin & Jenrette
                                                Securities Corporation

                                                     [ ] Merrill Lynch & Co.